UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2017

Albany Molecular Research, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35622	14-1742717
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

26 Corporate Circle

Albany, NY 12203

(Address of principal executive offices, Zip code)

(518) 512-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07    Submission of Matters to a Vote of Security Holders.

On August 18, 2017, Albany Molecular Research, Inc. (the “Company”) held its special meeting of Stockholders (the “Stockholders Meeting”). At the Stockholders Meeting, stockholders voted on the following two proposals, each of which is described in detail in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on July 14, 2017. The number of votes cast for or against, as well as the number of abstentions and broker non-votes with respect to each proposal voted upon at the Stockholders Meeting, are set forth below.

Proposal 1 – The Merger Agreement. The stockholders voted on the adoption of the Agreement and Plan of Merger, by and among UIC Parent Corporation, UIC Merger Sub, Inc. and the Company (the “Merger Agreement”). Stockholders voted as follows:

For	Against	Abstain	Broker Non-Votes
35,326,477	115,935	45,175	—

Accordingly, the adoption of the Merger Agreement was approved.

Proposal 2 – Named Executive Officer Specified Compensation. The stockholders voted on the approval of, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of the Company in connection with the merger. Stockholders voted as follows:

For	Against	Abstain	Broker Non-Votes
28,256,774	7,124,966	105,847	—

Accordingly, the named executive officer specified compensation was approved on an advisory, non-binding basis.

Stockholder action on a third proposal to approve one or more adjournments of the Stockholders Meeting if necessary to solicit additional proxies in favor of proposal 1 was not required and no vote was taken on that proposal.

The merger is expected to close within the next two weeks, subject to customary closing conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2017

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ William S. Marth
Name:	William S. Marth
Title:	President and Chief Executive Officer